Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Malibu Boats, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-203976) on Form S-3 and registration statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our report dated September 9, 2016, with respect to the consolidated balance sheet of Malibu Boats, Inc. as of June 30, 2016, and the related consolidated statements of operations and comprehensive income (loss), members’ and stockholders’ equity, and cash flows, for the year ended June 30, 2016, which report appears in the June 30, 2016 annual report on Form 10-K of Malibu Boats, Inc.

/s/ KPMG LLP
Knoxville, Tennessee
September 9, 2016